UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2023

KINGSWAY FINANCIAL SERVICES INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15204 (Commission File Number)	85-1792291 (IRS Employer Identification No.)

10 S. Riverside Plaza, Suite 1520, Chicago, IL 60606
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 766-2138

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KFS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On October 19, 2023, Kingsway Search Xcelerator Inc. (“Kingsway Buyer”), a subsidiary of Kingsway Financial Services Inc. (the “Company”), entered into a Membership Interest Purchase Agreement (the “Agreement”) with National Institute of Clinical Research Inc. (the “Seller”) and Dr. Sali Aswad (the “Shareholder”), pursuant to which the Kingsway Buyer will, subject to the terms and conditions of the Agreement, acquire from Seller ninety-five percent (95%) of the issued and outstanding membership interests (the “Acquired Interests”) of a newly formed California limited liability company (“Newco”). The acquisition is expected to close before the end of the Company’s fiscal first quarter ending March 31, 2024.

Pursuant to the terms of the Agreement, as consideration for the Acquired Interests, Kingsway Buyer will pay to the Seller aggregate cash consideration equal to $7,932,500 subject to an adjustment based on the amount of working capital of Newco as of the closing (the “Closing Consideration”).  At the closing, $1,000,000 of the Closing Consideration will be placed into escrow for purposes of satisfying Seller’s post-closing indemnification obligations.

Following the date of the Agreement, the Seller will effectuate the transfer of all of the Seller’s assets and certain current liabilities of the Seller to Newco (the “Reorganization”).

The Agreement contains customary representations and warranties and covenants from the Seller and the Shareholder, including but not limited to representations and warranties about the Seller and Shareholder, including about their business, financial statements, material contracts, liabilities, real property, intellectual property, customers and suppliers, legal proceedings, environmental matters and employee benefit matters. The Seller and the Shareholder will also be subject to customary indemnification obligations related to breaches or misrepresentations under the Agreement, customary covenants and losses related to transaction expenses, indebtedness and pre-closing taxes.

Kingsway Buyer also made customary representations and warranties and covenants, including but not limited to representations and warranties about Kingsway Buyer’s authority to enter into the transaction and ability to pay the Closing Consideration. Kingsway Buyer will also be subject to customary indemnification obligations related to breaches or misrepresentations under the Agreement and customary covenants in the Agreement.

The closing of the acquisition is subject to customary conditions, including: (i) the accuracy of representations and warranties and compliance with covenants; (ii) the absence of any proceeding which would prevent, restrain or prohibit the consummation of the transactions contemplated by the Agreement; (iii) the absence of any governmental order which would make illegal, restrain or prohibit the consummation of the transactions contemplated by the Agreement; (iv) the absence of a material adverse effect on the business from the date of the Agreement; and (v) completion of the Reorganization.

In the event the Agreement is terminated by a party for certain events and at the time of such termination all conditions to closing have been satisfied or validly waived, other than conditions which by their nature are to be satisfied at the closing, then the non-terminating party must pay to the terminating party an amount equal to such terminating party’s out-of-pocket fees and expenses up to $200,000.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is included as Exhibit 10.1 hereto and is incorporated herein by reference. The representations, warranties and covenants contained in the Agreement were made only for the purposes of the Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the parties to the Agreement in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, none of the Company’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

Item 8.01. Other Events.

On October 23, 2023, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

10.1
Membership Interest Purchase Agreement by and among National Institute of Clinical Research, as Seller, Dr. Sali Aswad, as the Shareholder, and Kingsway Search Xcelerator, Inc., as the Buyer, dated October [19], 2023*.

99.1	Kingsway Financial Services Inc. press release, dated October 23, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*The annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such annexes, schedules and exhibits, or any section thereof, to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSWAY FINANCIAL SERVICES INC.

Date: October 23, 2023	By:	/s/ Kent A. Hansen
	Name:	Kent A. Hansen
	Title:	Chief Financial Officer